Exhibit 10.1

The Good Clinic LLC Asset Sale,

Settlement-Of-Debt- For-Asset Exchange Agreement

RECITALS

WHEREAS, Mitesco, Inc., a Nevada corporation, (“MITI”) and its wholly owned subsidiary The Good Clinic, LLC, a Minnesota limited liability company, (“TGC”) (MITI and TGC are collectively referred to as the “Company”) owes certain amounts, including accrued salary and Series D Preferred shares, to Michael Howe and the Michael C. Howe Living Trust (each a “Creditor” and jointly the “Creditors”);

WHEREAS, the Michael C. Howe Living Trust is the holder of certain Promissory Notes issued by the Company (the “Promissory Notes”), as listed in Exhibit A, which the parties agree are valid debts of Company;

WHEREAS, effective on November 30, 2023 the Creditors assigned all of their rights under the Promissory Notes, including fees, interest, and penalties to Leading Primary Care, LLC, a Minnesota limited liability company (“LPC”), with the Michael C. Howe Living Trust as its sole member;

WHEREAS, the Parties desire to settle all Promissory Notes, including fees, interest, and penalties, owed by the Company to LPC in exchange for all assets, including intellectual, tangible, and intangible property, owned by the Company related to TGC;

WHEREAS, the Company desires to assign all assets related to TGC, to include intellectual, tangible, and intangible property, as specified in Exhibit B (“Exchange Property”), to LPC in exchange for the Converting Debt Obligation;

WHEREAS, Creditors desire to settle with the Company by Converting Debt Obligation held by Company in exchange for Exchange Property;

WHEREAS, at closing of this Agreement, accrued salary and the Series D preferred shares will be converted to the Series F Preferred Shares on terms equal to other holders of similar notes and equity, and transferred to the Michael C. Howe Living Trust; and

WHEREAS, as of the Effective Date, the Creditors and LPC hold the following amount of debt obligations of Company (including accrued interest, penalties, and fees, as applicable):

Instrument	Notes:	Face Value	Interest through 11/30/2023	Total Amount	Value exchanging to Series F Preferred (65% Conversion Incentive + the Total Amount)
Note 1	TGC Assets	$1,000,000	$275,556 + Payoff bonus $100,000 =$375,556	$1,375,556	N/A
Note 2		$300,000	Note 2 Interest: $69,250 + Payoff Bonus $30,000 =$99,250	$399,250	N/A
Note 3		$300,000	Note 3 Interest: $65,750 + Payoff Bonus $30,000 = $95,750	$395,750	N/A
Note 4		$200,000	Note 4 Interest: $42,833 + Payoff Bonus $20,000 = $62,833	$262,833	N/A
Note 5		$18,750	Note 5 Interest: =$2,682	$21,432	N/A
Accrued Wages – Michael Howe		$38,300	N/A	$38,300	+$24,895 = $63,195
Series D – Michael C. Howe Living Trust	500,000	$525,000	$66,711	$591,711	$591,711 (no 65% incentive)

Total Debt to Convert to Assets under this Agreement (“Converting Debt Obligation”)	Total Debt to Convert to Series F per separate agreement with simultaneous closing	Total Preferred Equity to Convert to Series F Preferred per separate agreement with simultaneous closing
$2,457,821	$63,195	$591,711
Total Value Converting to Series F Preferred	Value of Series F Preferred Share	Number of Series F Preferred Shares (rounded-up to next whole share)
$654,906	$1,000.00 / Share	655 Shares

NOW THEREFORE, for good and valuable consideration, Company and Creditors agree as follows:

AGREEMENT

1.	The above recitals are hereby incorporated as a material part of this Agreement with the same force and effect as if restated in this Paragraph.

2.

Agreement to Sell Assets. Subject to and upon the terms of and conditions of this Agreement, Company will sell, transfer, convey, assign, and deliver to LPC, and LPC will purchase and acquire from Company as of the Effective Date, all right, title, and interest of the Company in and to the properties, assets, and rights of every nature, kind, and description, tangible and intangible (including goodwill and intellectual property), except for the Excluded Assets, primarily related to or used or held for use by TGC, LLC, as they exist on the Effective Date (collectively, the “Exchange Property”), in accordance with the assets listed at Exhibit B, which shall be incorporated herein.

3.

Exchange for Debt Cancelation. In consideration for the sale and transfer of the Exchange Assets from Company to LPC, LPC shall make payment required under this agreement by canceling the promissory notes listed at Exhibit A, which shall be incorporated herein, by surrendering the Promissory Notes to the Company.

4.

No Assumption of Liabilities of Company. Except for the Promissory Notes listed at Exhibit A, LPC and the Creditors shall not assume, and shall not be liable for, any liabilities, obligations, or commitments of the Company of any nature whatsoever.

5.

Conversion of Accrued Salary and Series D Shares. In addition to the exchange of assets for cancellation of debt, the parties agree that any and all accrued wages by Michael C. Howe and all Series D preferred shares owed by Michael C. Howe or by the Michael C. Howe Living Trust, shall be converted to Series F Preferred shares, on terms equal to other holders of similar notes and equity.

6.

Effective Date. The closing of the sale and purchase of the Exchange Assets, the cancellation of the Promissory Notes, and the conversion of accrued salary and Series D Shares to Series F Preferred Shares shall be effective on November 30, 2023.

7.	Representations and Warranties of the Company. The Company hereby represents and warrants to the Creditors and LPC that:

a.

MITI is a corporation duly incorporated, validly existing, and in good standing under the laws of Nevada, and has all corporate power and authority required to carry on its business as now conducted in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the business in which it is engaged, except where the failure to be so qualified or in good standing (to the extent such concept exists) or have such power or authority would not, individually or in the aggregate, have a material adverse effect on MITI or on the performance by MITI of its obligations under this Agreement.

b.

TGC is a limited liability company duly organized, validly existing, and in good standing under the laws of Minnesota and has all power and authority, corporate and otherwise, to enter into this Agreement and carry out the transactions contemplated hereby, to own its properties and conduct the business in which it is presently engaged.

c.

The execution, delivery and performance by Company of this Agreement and the consummation by Company of the transactions contemplated herein will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Company pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Company is a party or by which Company is bound or to which any of the property or assets of Company is subject, (B) result in any violation of the provisions of the charter or by-laws of Company or (C) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over Company, except, in the case of clauses (A) and (C) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on Company or Company’s ability to perform its obligations hereunder.

d.

All consents, approvals, authorizations and orders necessary for the execution and delivery by Company of this Agreement and for the transactions contemplated hereunder, have been obtained; and Company has the full right, power and authority to enter into this Agreement and to perform the transactions hereunder, except for such consents, approvals, authorizations, orders, licenses, registrations or qualifications the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on Company or Company’s ability to perform its obligations hereunder.

e.

This Agreement has been duly authorized, and when executed and delivered by Company and, assuming due authorization, execution, and delivery by the other party hereto, constitutes a valid and legally binding agreement of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

f.

The Company has disposed of some physical assets since closing operations on 12/8/2022. The remaining physical assets, not donated, bartered, thrown-away (due to expiration), or sold, and/or still on the books of The Good Clinic LLC as of the date of this agreement are contained in the two (2) storage units being assumed. None of The Good Clinic LLC physical assets have been withheld for future sale.

g.

The Company shall afford to the Creditors and to LPC reasonable access, upon reasonable advance notice during normal business hours to all TGC properties, books, contracts, and other business records including, but not limited to forecasts, models, and other financial records. The Company shall promptly furnish to the Creditors and to LPC all administrative files, including data contained on any and all shared drives of TGC. The Creditors and LPC acknowledge that, pursuant to the foregoing, they may become privy to financial data and other information concerning TGC and the Company normally considered confidential and that unauthorized communication of such confidential information to third parties. Accordingly, the Creditors and LPC agree to take reasonable steps to ensure such confidential information obtained by them shall remain confidential and shall not be disclosed or revealed to third parties or used to solicit any customers of the company identified therein.

h.

The Company will delete records related to the Exchange Assets except for those required to be maintained, exclusively in the Company’s opinion, for support of historic audits, tax filings, as required by US securities laws, and for legal defense in ongoing lawsuits including related to construction, labor, operations, leases, and accounts payable. The related records will be kept Company confidential. Record requests related to supporting audits, tax filings, and Sec Regulations will be notified to LPC if and when disclosure is required.

i.

The Company has used all of the Exchange Assets in compliance with all applicable statutes, orders, rules, and regulations relating to the conduct of the business of TGC, the violation of which could have an adverse effect on the business of TGC, assets, or financial condition. The Company has not received notice of alleged violations of any such statute, order, rule, or regulation associated with TGC.

j.

Unless explicitly stated in this Agreement, the Company is exchanging (selling) this property in “As Is” condition. Creditors and LPC acknowledge and agree that LPC is accepting the Property “As Is,” without any warranties, representations or guarantees, either expressed or implied, of any kind, nature, or type whatsoever from or on behalf of Company or any of Company’s officers or directors.

k.

The Company accepts full responsibility for any and all past due payments, interest, and penalties, as of the Effective Date, as outlined in the Recitals of this Agreement and included as part of the Converted Debt Obligation.

l.	Other than this Agreement, the Company has not entered into any agreements or other arrangements with respect to the Converted Debt Obligation or the Exchange Assets.

m.

No representation or warranty of the Company and no schedule, certificate, document, or written statement furnished to the Creditors and/or LPC by or on behalf of the Company in connection with this Agreement, or the Effective Date thereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make such statements or statements not misleading.

8.	Representations and Warranties of the Creditors and LPC. The Creditors and LPC hereby represent and warrant to the Company that:

a.

LPC is a limited liability company duly organized, validly existing, and in good standing under the laws of Minnesota and has all power and authority, corporate and otherwise, to enter into this Agreement and carry out the transactions contemplated hereby, to own its properties and conduct the business in which it is presently engaged.

b.	Creditors and LPC have full right, power, and authority to enter into this Agreement and to perform the transactions contemplated hereunder.

c.

This Agreement has been duly authorized by Creditors and LPC. This Agreement constitutes a valid and legally binding agreement of Creditors and of LPC, enforceable against Creditors and/or LPC in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the Creditors’ rights or LPC’s rights generally, or by equitable principles relating to enforceability.

d.

The execution, delivery and performance by the Creditors and LPC of this Agreement and the consummation by Creditors and LPC of the transactions contemplated herein will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any property or assets of the Creditors or of LPC, pursuant to any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Creditors or LPC is a party or by which Creditors or LPC is bound or to which any of the property or assets of the Creditors or LPC is subject that, individually or in the aggregate, would have a material adverse effect on the Creditors’ or LPC’s ability to perform their obligations under this Agreement, or (B) result in the violation of any law or statute or any judgment, order, rule, or regulation of any court, arbitrator, or governmental or regulatory agency that, individually or in the aggregate, would have a material adverse effect on the

Creditors’ or LPC’s ability to perform their obligations under this Agreement.

e.

As of the Effective Date hereof, LPC is the holder of the Promissory Notes listed at Exhibit A, free and clear of any liens or encumbrances, and LPC has not transferred or assigned the Promissory Notes to any person or entity.

f.	As of the Effective Date hereof, Creditors will have good, valid, unencumbered, and marketable title to the Converting Debt Obligation owned by it, free and clear of any liens or encumbrances.

g.	Other than this Agreement, Creditors have not entered into any agreements or other arrangements with respect to the Converted Debt Obligation.

h.

As of the Effective Date, it is anticipated that the Creditors and LPC will have had sufficient opportunity to review the Administrative files on the Share Drive of the Good Clinic, the status of registration of any and all applicable trademarks related to the Good Clinic, the status of TGC payer contracts, and the status of all tangible and intangible assets included as part of the Exchange Assets.

9.

Storage Facility. The parties acknowledge that some of the tangible Exchange Assets are stored in one or more storage facilities. The Company agrees to continue to pay for any and all rental fees through December 31, 2023, but that any leases for units storing Exchange Assets shall be transferred to LPC on the Effective Date. The Company shall have no responsibility for the contents of any such storage units starting on the Effective Date and all risk of loss transfers to LPC on the Effective Date, when LPC will install its own locks on the units.

10.	PLLC Contract Rights. The parties also agree that the Exchange Assets include all contract rights and responsibilities associated with TGC. With respect to these specific assets, the parties agree to:

a.	On the Effective Date, the Company will assign the management services agreement with the professional limited liability company that provides medical care and treatment (PLLC) to LPC.

b.	The current financial manager and vice president of the PLLC will be removed upon the transfer of the management services organization (MSO) contract.

c.

Access to and signing authority for the PLLC’s bank account at Bank of America shall be transferred to a financial manager to be selected by LPC. As of the Effective Date, the bank account shall have a balance not to exceed $100.00.

d.

Prior to the Effective Date, the parties agree to review all Payer Contracts, with the understanding that no providers are currently credentialed with any payor and no notices of cancelation have been received.

e.

It is understood by all parties that both Blue Cross Blue Shield of Minnesota and Health Partners inquired about the possible cancelation of contracts, but there are no currently no commitments regarding the contract status with any payor or Centers for Medicare & Medicaid Services (CMS).

f.

It is also understood by the parties that the Company did not maintain copies of all executed payer contracts, and there is only the credit processing contract currently in force that will transfer as part of this Agreement.

11.	Conditions for Closing.

a. The obligations for the Creditors and LPC shall be subject to the satisfaction or waiver of the following conditions:

i.	The representations and warranties of Company in this Agreement shall be true and correct in all respects on and as of the Effective Date.

ii.	The Company shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the applicable Effective Date.

b. The obligations of the Company to perform under this Agreement shall be subject to the satisfaction (or waiver) of the following conditions:

i.	The representations and warranties of Creditors and LPC in this Agreement shall be true and correct in all respects on and as of the applicable Closing Date.

ii.	The Creditors and LPC shall have complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied at or prior to the applicable Effective Date.

12.	Survival; Indemnification; Mutual Release.

a.

Each of the covenants, agreements, representations, and warranties of the parties hereto contained in this Agreement shall survive the Effective Date. Notwithstanding any investigation or audit conducted before or after the Effective Date or the decision of any party to complete the transaction, each party shall be entitled to rely on the representations and warranties set forth herein. However, no representation or warranty shall survive the Effective Date if the party to which such representation or warranty is made has actual knowledge on the Effective Date that such representation or warranty is not true.

b.

The Company, jointly and severally, shall indemnify and hold the Creditors and LPC harmless against any and all claims, damage, loss, liability and expenses (including without limitation reasonable expenses of investigation and reasonable actual attorney fees and expenses incurred in connection with any action, suit, or proceeding) incurred or suffered by the Creditors or LPC arising out of any misrepresentation or breach of warranty, covenant, or agreement made or to be performed by the Company pursuant to this Agreement.

c.

The Creditors and LPC, jointly and severally, shall indemnify and hold the Company harmless against any and all claims, damage, loss, liability and expenses (including without limitation reasonable expenses of investigation and reasonable actual attorney fees and expenses incurred in connection with any action, suit, or proceeding) incurred or suffered by the Company made or to be performed by the Creditors or LPC pursuant to this Agreement.

d.

Except for the agreements and obligations contained herein, each party hereby releases each other party and their current and former respective employees, officers, directors, agents, attorneys, heirs, representatives, assigns, predecessors, parent, affiliates, and subsidiaries, from any and all manner of causes of action, suits, debts, obligations, accounts, notes, contracts, agreements, promises, claims, cross claims, or damages whatsoever, in law or in equity, which any party herein now has or may at any time hereafter claim to have against any other party herein by reason of any matter, cause or thing whatsoever, known or unknown, liquidated or unliquidated.

13.	Miscellaneous.

a.

No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder, but this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

b.

The Parties agree to cooperate to modify or amend this Agreement, if such modification or amendment is needed in order to satisfy any regulatory, legal, or accounting requirements, including any adjustments needed as a result of an audit or accounting adjustment.

c.	Each party hereto shall bear all expenses incurred by it in connection with the negotiation and execution of the Agreement and the consummation of the transactions provided for herein.

d.

This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and it supersedes any prior understandings and agreements between such parties with respect to such subject matter. If there are any inconsistencies between the provisions of this Agreement and the provisions of any other agreement between the Parties, the provisions of this Agreement shall apply.

e.

This Agreement may be executed in one or more counterparts and shall become effective when one or more counterparts have been signed by all parties. Each counterpart shall be deemed an original but all counterparts shall constitute a single instrument.

f.	Any facsimile copy, other copy, or reproduction of a single counterpart original of this Agreement shall be as fully effective and binding as the original signed counterpart of this Agreement.

g.	This Agreement shall be deemed to be a contract under the laws of the State of Minnesota, and for all purposes shall be construed in accordance with the laws of said state.

(The remainder of this page is blank and followed by the signature page.)

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date and year above written.

PURCHASER

Leading Primary Care, LLC

By:

Printed Name: Michael Howe

Its: Chief Manager

CREDITOR	COMPANY
MICHAEL HOWE	MITESCO, INC.
By:	By:
Printed Name: Michael Howe	Printed Name: Sheila Schweitzer
Its: Chief Operating Officer
Date:	Date:
CREDITOR	COMPANY
MICHAEL C. HOWE LIVING TRUST	THE GOOD CLINIC, LLC.
By:	By:
Printed Name: Michael Howe	Printed Name: Lawrence Diamond
Its: Trustee	Its: Financial Manager
Date:	Date:

Exhibit A Promissory Notes

Number	Date	Borrower	Initial Principal Balance
1	December 29, 2021	Michael C. Howe Living Trust	$1,000,000.00
2	June 9, 2022	Michael C. Howe Living Trust	$300,000.00
3	July 21, 2022	Michael C. Howe Living Trust	$300,000.00
4	August 18, 2022	Michael C. Howe Living Trust	$200,000.00
5	November 29, 2022	Michael C. Howe Living Trust	$18,750.00

EXHIBIT B Exchange Assets

•	Trade name and Trademark
•	Other Intellectual Property o Training materials o Policies & Procedures

o    Branding items including, but not limited to o Logo o Digital elements and physical materials. o Office Supplies o Collateral materials

☐	PowerPoint format
☐	Fonts
☐	Color schemes
☐	Signage
☐	Other marketing materials
☐	Coffee mugs
•	Furniture, fixtures, and Equipment (Final inventory to be included in definitive agreement.) o Durable medical equipment o Medical supplies
•

Technology assets including computers, monitors, peripherals, printers, network equipment o Digital and email records as they exist on the TGC Office365 when transfer of ownership to Leading Primary Care happens.

o    TGC Web site, managed by Implex

o    Access to PLLC medical records history as available. No Hello Health records are available except as had been downloaded by the PLLC. o Plans/ blueprints saved to TGC LLC shared drive; the Company will issue authorization to access plans from the vendor, RSP Architecture. o Administrative files, including those stored on the Office 365 Share drive of The Good Clinic, LLC, as well as forecasts, models, and other financial records contained in the Share Drive

•	The POS credit card processing system (a contract via a GPO until early 2024. Contract to be supplied prior to closing).
•	PLLC contract rights